UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 16, 2007

INTEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-06217	94-1672743
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.
of incorporation)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2007, Stacy J. Smith was appointed Chief Financial Officer and Principal Accounting Officer, succeeding Andy D. Bryant. Mr. Smith, age 44, joined Intel in 1988 and has held positions in Finance, Sales and Marketing, and Information Technology. He has worked in Intel offices throughout the United States, Latin America, Asia, and Europe. He became vice president of Sales and Marketing in 2002, where he was responsible for all sales and marketing activities in the Europe, Middle East, and Asia region. He was appointed chief information officer in May 2004, where he was responsible for Intel’s Information Technology Group. He was appointed assistant chief financial officer in March 2006, where he was responsible for Finance and Treasury and joined the Intel Management Committee as the Finance representative. In his capacity as assistant chief financial officer, he also led an efficiency project intended to make Intel more nimble and effective.

Mr. Bryant will serve in the newly created position of Chief Administrative Officer and Mr. Smith will continue to report to Mr. Bryant. Mr. Bryant, age 57, had been Executive Vice President and Chief Financial and Enterprise Services Officer since 2001, and was Senior Vice President and Chief Financial and Enterprise Services Officer from 1999 to 2001. Prior to that, Mr. Bryant was Senior Vice President and Chief Financial Officer in 1999, and Vice President and Chief Financial Officer from 1994 to 1999. The press release announcing these changes is attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: October 16, 2007	Cary I. Klafter Corporate Secretary